Exhibit 99.1

March 10, 2016

Press Release

Nuance to Repurchase $500 Million, or 26.32 Million Shares,

of Common Stock from Icahn Group

BURLINGTON, Mass., March 10, 2016 – Nuance Communications, Inc. (NASDAQ: NUAN) today announced that it has agreed to repurchase $500 million, or approximately 26.32 million shares, of Nuance common stock from Carl C. Icahn and certain of his affiliates. Nuance will repurchase the stock at a price of $19.00 per share, a discount of 6% to the stock’s closing price of $20.21 on March 9, 2016.

This transaction is expected to reduce Nuance’s projected fiscal 2016 weighted average shares outstanding by approximately 14.3 million shares, and is separate from the Company’s previously authorized share repurchase program, the continued execution of which will be limited for the foreseeable future.

Nuance will fund the transaction through a combination of $375 million cash on hand and a 90-day promissory note with a face amount of $125 million. Nuance expects to close the transaction on or around March 15, 2016.

Evercore and Wilson Sonsini Goodrich & Rosati served as advisors to Nuance.

About Nuance Communications, Inc.

Nuance Communications, Inc. is a leading provider of voice and language solutions for businesses and consumers around the world. Its technologies, applications and services make the user experience more compelling by transforming the way people interact with devices and systems. Every day, millions of users and thousands of businesses experience Nuance’s proven applications. For more information, please visit www.nuance.com.

Nuance and the Nuance logo are trademarks or registered trademarks of Nuance Communications, Inc. or its subsidiaries in the United States of America and/or other countries. All other company names or product names may be the trademarks of their respective owners.

Contact Information

For Press and Investors Richard Mack Nuance Communications, Inc. Tel: 781-565-5000 Email: richard.mack@nuance.com

© 2016 Nuance Communications, Inc. All rights reserved.